UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No._)*




	                           				LAIX Inc.
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                                (Name of Issuer)



                 Class A ordinary shares, par value US$0.001 per share
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                         (Title of Class of Securities)



                                    50736W204**
                  --------------------------------------------
                                 (CUSIP Number)


                                 September 19, 2022
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[x] Rule 13d-1(c)

[_] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

**CUSIP represents American Depositary Shares, each representing fourteen Class A ordinary shares.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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				Page 2 of 4
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(1)   NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

          Kevin X. Lu
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(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
      (a) [_]
      (b) [_]
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(3)  SEC USE ONLY

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(4) CITIZENSHIP OR PLACE OF ORGANIZATION

      California
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						(5) SOLE VOTING POWER

     NUMBER OF SHARES				     1,795,836 Class A ordinary shares
     BENEFICIALLY OWNED				_____________________________
     BY EACH REPORTING
     PERSON WITH:				(6) SHARED VOTING POWER

   						           0
						_____________________________

                				(7)  SOLE DISPOSITIVE POWER

      						     1,795,836 Class A ordinary shares
             					_____________________________

						(8)  SHARED DISPOSITIVE POWER

						          0
						______________________________

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

			       1,795,836 Class A ordinary shares
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(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                    [_]
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(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     			      5.9%*
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(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
		      IN
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*Based on a total of 30,408,054 Class A Ordinary Shares of the Issuer issued and outstanding as of December 31, 2021, as reported in the Issuer's annual report on Form 20-F filed on April 28, 2022.


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			  	Page 3 of 4
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Item 1.

    (a) Name of Issuer

	LAIX, Inc.

    (b)	Address of Issuer's Principal Executive Offices.

	3/F, Building B, No. 1687 Changyang Road,
	Yangpu District, Shanghai, 200090
	China

Item 2.

    (a)	Name of Person Filing:

	 Kevin X. Lu

     (b) Address of Principal Business Office or, if none, Residence.

	 2361 Brandini Dr., Dublin, CA 94568

     (c) Citizenship.

	 California

     (d) Title of Class of Securities.

	 Class A ordinary shares, par value $0.001

     (e) CUSIP Number.

	 50736W204

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13-d-2(b) or (c),check whether the person filing is a:

(a) [_]  Broker or dealer registered under section 15 of the Act.
(b) [_]  Bank as defined in section 3(a)(6) of the Act.
(c) [_]  Insurance Company as defined in section 3(a)(19) of the Act.
(d) [_] Investment Company registered under section 8 of the Investment Company Act.
(e) [_]  Investment Adviser in accordance with Sec.240.13d-1(b)(1)(ii)(E).
(f) [_]  Employee Benefit Plan or Endowment Fund in accordance with
         Sec. 240.13d-1(b)(1)(ii)(F).
(g) [_]  Parent holding company, in accordance with Sec.240.13d-1(b)(1)(ii)(G).
(h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act.
(i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940.
(j) [_]  Group, in accordance with Sec.240.13d-1(b)(1)(ii)(J).


Item 4. Ownership.

    (a) Amount beneficially owned.

    	1,795,836 Class A Ordinary Shares

    (b) Percent of Class.

	5.9%

    (c)  Number of shares as to which the person has:

         (i) sole power to vote or to direct the vote:

	      1,795,836 Class A Ordinary Shares

         (ii) Shared power to vote or to direct the vote: 0


         (iii) sole power to dispose or to direct the disposition of:

				1,795,836 Class A Ordinary Shares

          (iv)  Shared power to dispose or to direct the disposition of: 0


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				Page 4 of 4
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Item 5. Ownership of Five Percent or Less of a Class.

   	If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [_]


Item 6. Ownership of More than Five Percent on Behalf of Another Person.

	N/A




Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

	N/A

Item 8. Identification and Classification of Members of the Group.

	 N/A

Item 9. Notice of Dissolution of a Group.

	 N/A


Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  September 28, 2022






By: /s/ Kevin X. Lu
Name/Title: Kevin X. Lu